SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                             (Amendment No.      )


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]


Check the appropriate box:


[ ] Preliminary Proxy Statement
[x] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only
    (as permitted by Rule 14a-6(e) (2))



                            AVIATION SALES COMPANY
               (Name of Registrant as Specified in Its Charter)



                            AVIATION SALES COMPANY
   (Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]      No fee required.
[ ]      Fee computed on the table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                            AVIATION SALES COMPANY
                             6905 N.W. 25TH STREET
                             MIAMI, FLORIDA 33122
                                (305) 592-4055

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Aviation Sales Company, a Delaware corporation (the "Company"), will be held on September 19, 1997 at 10:00 a.m., local time, at the Doral Golf Resort and Spa, 4400 N.W. 87th Ave., Miami, Florida, for the following purposes, all of which are set forth more completely in the accompanying proxy statement:

         (1) To elect two persons to the Board of Directors to serve until the 2000 Annual Meeting of Stockholders or until election and qualification of their respective successors;


         (2) To ratify the selection of the Company's independent auditors for the 1997 fiscal year; and


         (3) To transact such other business as may properly come before the meeting.


     Pursuant to the Company's By-laws, the Board of Directors has fixed the close of business on August 15, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A FORM OF PROXY AND THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 ARE ENCLOSED. IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES.


                                        BY ORDER OF THE BOARD OF DIRECTORS




                                        Dale S. Baker,
                                        President, Chief Executive Officer and
                                        Chairman of the Board


Miami, Florida
August 19, 1997

                            AVIATION SALES COMPANY
                             6905 N.W. 25TH STREET
                             MIAMI, FLORIDA 33122
                                (305) 592-4055

                               ----------------

                                PROXY STATEMENT

                               ----------------

     The enclosed proxy is solicited by the Board of Directors (the "Board") of Aviation Sales Company, a Delaware corporation (the "Company"), for use at the 1997 Annual Meeting of Stockholders ("Annual Meeting") to be held on September 19, 1997 at 10:00 a.m., local time, at the Doral Golf Resort and Spa, 4400 N.W. 87th Ave., Miami, Florida. The approximate date on which this statement and the enclosed proxy will be sent to stockholders will be August 19, 1997. The form of proxy provides a space for you to withhold your vote for any proposal. You are urged to indicate your vote on each matter in the space provided. If signed but no space is marked, it will be voted by the persons therein named at the meeting: (i) for the election of two directors to serve until the 2000 annual meeting of stockholders, or until their successors are elected and qualified,
(ii) for the ratification of the selection of the Company's independent auditors for the 1997 fiscal year; and (iii) in their discretion, upon such other business as may properly come before the meeting.

     Whether or not you plan to attend the Annual Meeting, please fill in, sign and return your proxy card to the transfer agent in the enclosed envelope, which requires no postage if mailed in the United States.

     The cost of the Board's proxy solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone and telegraph, all without extra compensation.

     At the close of business on August 15, 1997 (the "Record Date"), the Company had outstanding 8,564,489 shares of common stock, $.001 par value per share ("Common Stock"). Each share of Common Stock entitles the holder thereof on the Record Date to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. In the event that there are not sufficient votes for approval of any of the matters to be voted upon at the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Common Stock.

     Shares represented by proxies which are marked "abstain" or which are marked to deny discretionary authority will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals.

     A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company's principal executive office located at 6905 N.W. 25th Street, Miami, Florida 33122 for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder.

A STOCKHOLDER WHO SUBMITS A PROXY ON THE ACCOMPANYING FORM HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS USE BY DELIVERING A WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY EXECUTING A LATER-DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON. UNLESS AUTHORITY IS WITHHELD, PROXIES WHICH ARE PROPERLY EXECUTED WILL BE VOTED FOR THE PURPOSES SET FORTH THEREON.

BOARD OF DIRECTORS


     The Articles of Incorporation and By-laws of the Company presently provide for a Board of Directors divided into three classes, as nearly equal in size as possible, with staggered terms of three years. At the date of this Proxy Statement, the current members of the Board and the expiration of their terms as Directors were as follows:

                                                                                          TERM
NAME                                AGE     POSITIONS                                   EXPIRES(1)
----                                ---     ---------                                   ----------
Dale S. Baker(2)(5)  ............   39      Chairman of the Board, President                1999
                                            and Chief Executive Officer
Harold M. Woody(5)   ............   51      Director and Executive Vice President           1999
                                            of the Company and President of Aviation
                                            Sales Leasing Company
Robert Alpert(2)(3)(4)(5)  ......   48      Director                                        1998
Timothy L. Watkins(2)(4)   ......   54      Director                                        1998
Kazutami Okui(3)  ...............   56      Director                                        1997
Sam Humphreys(3)(4)  ............   35      Director                                        1997

----------------

(1) Director of the Company since its organization in June 1996. Prior thereto, the business of the Company was operated by predecessor entities. References to the Company also refer to the operation of the business in such predecessors, unless the context otherwise requires.

(2)      Member of the Executive Committee.

(3)      Member of the Audit Committee.

(4)      Member of the Compensation Committee.

(5)      Member of the Nominating Committee.

BUSINESS EXPERIENCE

     DALE S. BAKER has been the President and Chief Executive Officer of the Company since February 1992. Prior thereto, Mr. Baker was Senior Vice President and Manager of GE Capital's Corporate Investment Finance Group.

     HAROLD M. WOODY has been the Executive Vice President of the Company since February 1992 and he became the President of Aviation Sales Leasing Company, a subsidiary of the Company, in early 1997. Prior thereto, from 1989 to 1992, Mr. Woody was Senior Vice President-Sales and Marketing for Japan Fleet Service (Singapore) Pte Ltd ("JFSS") and from 1987 to 1989, Mr. Woody was Executive Vice President of the Aviation Sales Company business unit of Aviall Services, Inc. ("ASC").

     ROBERT ALPERT is a private investor. In addition to his investment in the Company, Mr. Alpert has invested significantly in business ventures in the steel, environmental and waste industries, and oil service industries.

     TIMOTHY L. WATKINS has served as the President and Chief Executive Officer of JFSS since 1989. Prior thereto, Mr. Watkins was President and Chief Executive Officer of Ryder's Aviation Sales and Leasing Division.

     KAZUTAMI OKUI has served as the General Manager of the Electronics and Aircraft Department of Tomen Corporation, located in Tokyo, Japan, for more than five years.

     SAM HUMPHREYS is a Managing Director of Main Street Capital Partners, L.P. and has been a partner in that firm since its formation in January 1996. Since March 1997, Mr. Humphries has also been the Chairman of PalEx, Inc., a manufacturer and recycler of wooden pallets. From April 1994 until March 1997, Mr. Humphreys held various executive positions with U.S. Delivery Systems, Inc. From April 1993 to May 1994, Mr. Humphreys served as Senior Vice President and General Counsel of Envirofil, Inc., an environmental services company. Prior thereto, he was a partner in the law firm of Andrews & Kurth.

     JFSS and Tomen Corporation are the ultimate beneficial owners of the general partnership interests in J/T Aviation Partners, a Delaware general partnership ("J/T"). J/T is a principal stockholder of the Company.

NOMINEES TO THE BOARD

     At the Annual Meeting, two directors will be elected to serve until the 2000 Annual Meeting of Stockholders or until their successors are elected and qualified. The Board has nominated the following persons for election to the
Board:

     KAZUTAMI OKUI. For information regarding Mr. Okui, see the biographical information set forth above.

     SAM HUMPHREYS. For information regarding Mr. Humphreys, see the biographical information set forth above.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board has the responsibility for establishing broad corporate policies and for the overall performance of the Company. In January 1997, the Board established several committees to assist it in carrying out its duties. Standing committees of the Board are the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating Committee.

     The Executive Committee is authorized to act between meetings of the Board of Directors and to exercise in full the powers of the Board, subject to such limitations as are imposed by law.

     The Audit Committee is responsible for maintaining communications between the Board and the Company's independent auditors, monitoring performance of the independent auditors, reviewing audit scope and results, reviewing the organization and performance of the Company's internal systems of audit and financial controls, and recommending the retention or, where appropriate, the replacement of independent auditors.

     The Compensation Committee's responsibilities include reviewing and approving compensation policies and practices for all elected corporate executive officers and for fixing the total compensation of the Chief Executive Officer. The Compensation Committee also administers the Company's 1996 Stock Option Plan and the 1996 Director Stock Option Plan.

     The Nominating Committee's responsibilities are to recommend to the Board qualified candidates for election as directors and to consider the performance of incumbent directors to determine whether they should be recommended to the Board for renomination for election.

     The Nominating Committee will consider director candidates recommended by stockholders. Any stockholder wishing to submit a recommendation to the Nominating Committee with respect to the 1998 Annual Meeting of Stockholders should send a signed letter of recommendation to Aviation Sales Company, 6905 N.W. 25th Street, Miami, Florida 33122, Attention: Secretary. To be considered, recommendation letters must be received prior to February 27, 1998, must state the reasons for the recommendations and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations. The recommendation letter must also include a statement indicating that such nominee has consented to being named in the proxy statement and to serve if elected.

     The Board of Directors of the Company held a total of two (2) regular meetings and acted five (5) times by written consent in lieu of a meeting during the fiscal year ended December 31, 1996. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors. The Company did not have standing committees of the Board of Directors during its 1996 fiscal year.


COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company receives an annual retainer fee at the rate of $12,000 per year for serving in such capacity. In addition, each director who is not an employee of the Company receives $1,000 for each meeting of the Board of Directors attended and $1,000 for each committee meeting attended.

     All directors receive on an annual basis mandatory stock option grants under the 1996 Director Stock Option Plan for serving on the Board. Five-year options to purchase 5,000 shares of Common Stock are automatically granted to each director on July 1 of each year, at an option exercise price equal to the closing price of the Common Stock on such date. All such options are immediately exercisable on the date of grant. Existing directors, upon the organization of the Company, were granted five-year options to purchase 10,000 shares of Common Stock, all of which are immediately exercisable, at an option exercise price equal to the initial public offering price. Additionally, directors appointed to the Board in the future will be granted options to purchase 10,000 shares of Common Stock at the time they are appointed to the Board, at an option exercise price equal to the closing price of the Common Stock on the date of their appointment to the Board.

EXECUTIVE OFFICERS

     The following list reflects the Company's executive officers, as of this date, the capacity in which they serve the Company, and when they assumed office:

                                                                                          EXECUTIVE
NAME                          AGE                       POSITIONS                        OFFICER SINCE
----                          ---                       ---------                        -------------
Dale S. Baker  ............   39      President and Chief Executive Officer              February 1992
Harold M. Woody   .........   51      Executive Vice President of the Company            February 1992
                                      and President of Aviation Sales Leasing Company
William H. Alderman  ......   35      Senior Vice President, Corporate Development       September 1996
Michael A. Saso   .........   42      Senior Vice President, Purchasing                  December 1994
James C. Stoecker .........   39      Senior Vice President, Engine Services             December 1996
Joseph E. Civiletto  ......   37      Vice President and Chief Financial Officer         February 1992
James D. Innella  .........   37      Vice President and Chief Operating Officer         December 1994

BUSINESS EXPERIENCE

     DALE S. BAKER. See the biographical information contained in "Board of Directors" above.

     HAROLD M. WOODY. See the biographical information contained in "Board of Directors" above.

     WILLIAM H. ALDERMAN has been the Senior Vice President, Corporate Development since September 1996. Prior to joining the Company, from May 1995 to September 1996, Mr. Alderman was a Managing Director and principal of the financial advisory firm of International Aviation Management Group. Prior thereto, Mr. Alderman was Vice President of Structured Finance at GE Capital Aviation Services.

     MICHAEL A. SASO has been the Senior Vice President, Purchasing of the Company since December 1994. From 1986 until December 1994, Mr. Saso served as Vice President-Purchasing for ASC.

     JAMES C. STOECKER became the Senior Vice President, Engine Services of the Company in December 1996. From 1994 until December 1996, Mr. Stoecker served as President of AvEng Trading Partners, Inc. Prior thereto: (i) from 1991 to 1994, Mr. Stoecker served as Manager GE/RR Productions for AAR Aircraft Turbine Center, (ii) from 1990 to 1991, Mr. Stoecker was the Manager Operations/ Information System for AAR Aviation Trading Group and (iii) from 1989 to 1990, Mr. Stoecker served as Manager of Strategic Services for Ernst & Young.

     JOSEPH E. CIVILETTO has been the Vice President and Chief Financial Officer of the Company since February 1992. Prior thereto from 1982 to 1992, Mr. Civiletto held various financial, planning and audit positions with Baker Hughes Inc. and Arthur Andersen LLP.

     JAMES D. INNELLA has been the Vice President and Chief Operating Officer of the Company since December 1994. Prior thereto: (i) from July 1993 to December 1994, Mr. Innella served as General Manager of ASC; (ii) from 1991 to July 1993, Mr. Innella was a Director of Operations for Ryder Airlines Services; and (iii) from 1988 to 1991, Mr. Innella was the Director of Operations and Purchasing for Aviparts, Inc., a subsidiary of Ryder Airline Services.

FAMILY RELATIONSHIPS

     There are no family relationships between or among any of the directors and executive officers.

EXECUTIVE COMPENSATION

     The following table sets forth information about the compensation paid or accrued during 1996, 1995 and 1994 to the Company's Chief Executive Officer and to each of the other most highly compensated executive officers of the Company whose aggregate direct compensation exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION
                              ------------------------------
                                                                 OTHER
                                         SALARY      BONUS       ANNUAL
NAME                           YEAR       ($)        ($)      COMPENSATION
----                           ----      -------     -----    -------------
Dale S. Baker  ............   1996     248,416     124,208         (1)
                              1995     237,500     118,750         (1)
                              1994     175,000          --         (1)
Harold M. Woody(2)   ......   1996     222,267     111,134          --
                              1995     212,500     106,250          --
                              1994     175,000          --          --
Michael A. Saso(3)   ......   1996     160,510      80,255          --
                              1995     125,000      62,500          --
                              1994       8,231          --          --
Joseph E. Civiletto  ......   1996     135,975      67,988          --
                              1995     130,000      65,000          --
                              1994      90,000          --          --
James D. Innella(3)  ......   1996     141,977      70,959          --
                              1995     125,000      62,500          --
                              1994       9,105          --          --

----------------

(1) Mr. Baker also receives $5,000 per year for life insurance premiums. See "Employment Agreements of Named Executive Officers" below.

(2) During 1994, Mr. Woody was employed by JFSS. The compensation set forth above was paid to JFSS in return for Mr. Woody's services.

(3)      Compensation for 1994 represents one month of service.

         No long-term compensation awards were made to management during the three years ended December 31, 1996. However, during 1994, Messrs. Baker, Woody, Civiletto and Innella received payments of $250,000, $75,000, $50,000 and $25,000 respectively in connection with and as a result of the acquisition of ASC by the Company in December 1994.

OPTION GRANTS DURING LAST FISCAL YEAR

     The following table sets forth information concerning options granted during the fiscal year ended December 31, 1996 to those persons named in the Summary Compensation Table.


                                                                                                     POTENTIAL
                                                                                                     REALIZABLE
                                                                                                      VALUE AT
                                             INDIVIDUAL GRANTS                                         ASSUMED
                                             -----------------                                    ANNUAL RATES OF
                                                                                                    STOCK PRICE
                                               % OF TOTAL OPTIONS                                   APPRECIATION
                         SHARES UNDERLYING    GRANTED TO EMPLOYEES   EXERCISE PRICE   EXPIRATION FOR OPTION TERM (1)
NAME                    OPTIONS GRANTED (#)      IN FISCAL YEAR         ($/SHARE)        DATE     5%($)   10%($)
----                    -------------------  ----------------------  --------------   ----------  -----   ------
Dale S. Baker .........        10,000                  6.4                19.00       6/26/2001     9,500   19,000
Harold M. Woody  ......        10,000                  6.4                19.00       6/26/2001     9,500   19,000
Michael A. Saso  ......            --                   --                   --           --           --       --
Joseph E. Civiletto ...        10,000                  6.4                19.00       6/26/2001     9,500   19,000
James D. Innella ......         5,000                  3.2                19.00       6/26/2001     4,750    9,500

----------------

(1) These amounts represent assumed rates of appreciation in the price of the Common Stock during the term of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in the table will be achieved.

AGGREGATED OPTIONS EXERCISED DURING LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     The following table sets forth information concerning the exercise of stock options during the 1996 fiscal year and the value of unexercised stock options at the end of the 1996 fiscal year for the persons named in the Summary Compensation Table.

                                                                NUMBER OF              VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                               VALUE        AT FISCAL YEAR END        AT FISCAL YEAR-END($)
                            SHARES ACQUIRED   REALIZED  -------------------------   ---------------------------
NAME                        ON EXERCISE (#)     ($)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE*
----                        ---------------   --------  -------------------------   ---------------------------
Dale S. Baker  ............               --        --             10,000/0                    15,000/0
Harold M. Woody   .........               --        --             10,000/0                    15,000/0
Michael A. Saso   .........               --        --                   --
Joseph E. Civiletto  ......               --        --          3,333/6,667                5,000/10,000
James D. Innella  .........               --        --          1,666/3,334                 2,500/5,000

----------------

* Computed based upon the difference between the closing price of the Common Stock at December 31, 1996 and the exercise price. No value has been assigned to options which are not in-the-money.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     Effective December 2, 1994, the Company entered into an employment agreement with Mr. Baker (the "Employment Agreement"). The Employment Agreement provides for an annual base salary of $237,500 (to be increased annually by a cost of living adjustment). In addition, the Company agreed to provide Mr. Baker with all employee benefits established by the Company, and to pay Mr. Baker an additional sum of $5,000 per year for insurance premiums to maintain a whole life insurance policy. The Employment Agreement requires Mr. Baker to use his best efforts to perform the duties of President and Chief Executive Officer.

     Mr. Woody has an employment agreement with the Company to serve as Executive Vice President, Sales and Marketing, under which he is entitled to an annual base salary of $212,500 (to be increased annually by a cost of living adjustment), and all employee benefits established by the Company.

     The employment agreements between the Company and Messrs. Baker and Woody each provide for an initial term expiring on December 31, 1999. Thereafter, the respective agreements each shall run for successive one-year periods unless terminated by the Company upon six months' prior written notice, or by Messrs. Baker or Woody upon three months' prior written notice.

     Mr. Saso has an employment agreement with the Company to serve as Senior Vice President, Purchasing under which he is entitled to an annual base salary of $185,000 (to be increased annually by a cost of living adjustment), and all employee benefits established by the Company. The agreement provides for an initial term expiring on May 31, 2001, running for successive one-year terms thereafter, unless terminated by the Company upon six months' prior written notice, or by Mr. Saso upon three months' prior written notice.

     Mr. Civiletto has an employment agreement with the Company to serve as Vice President and Chief Financial Officer under which he is entitled to an annual base salary of $130,000 (to be increased annually by a cost of living adjustment), and all employee benefits established by the Company. The agreement provides for an initial term expiring on December 31, 1997, running for successive one-year terms thereafter, unless terminated by the Company upon six months' prior written notice, or by Mr. Civiletto upon three months' prior written notice.

     Mr. Innella has an employment agreement with the Company to serve as Vice President and Chief Operating Officer under which he is entitled to an annual base salary of $150,000 (to be increased annually by a cost of living adjustment), and all employee benefits established by the Company. The agreement provides for an initial term expiring on May 31, 2001, running for successive one-year terms thereafter, unless terminated by the Company upon six months' prior written notice, or by Mr. Innella upon three months' prior written notice.

     Each of Messrs. Baker, Woody, Saso, Civiletto and Innella has further agreed in his respective employment agreement that he shall refer to the Company all opportunities in the aerospace industry relating to parts purchasing, leasing, financing, repair, distribution and manufacturing, and aircraft purchasing, leasing and financing to which he might become exposed in carrying out his duties and responsibilities.

     Each of the employment agreements for Messrs. Baker, Woody, Saso, Civiletto and Innella also provides for participation in the Company's EBITDA Incentive Compensation Plan whereby each of them has the opportunity to earn an incentive bonus of between 20% and 50% of their base salary (under the Company's 1997 EBITDA Incentive Compensation Plan, such percentages increase to between 20% and 250% of base salary for calendar years commencing January 1, 1997 or thereafter). Further, each of the employment agreements provides that in the event of (a) a change in control of the Company including the vesting of decision-making authority in one of the Company's current principal stockholders; (b) the sale of all or substantially all of the assets of the Company to a third party for which the executive officer does not continue in employment; or (c) the merger or consolidation of the

Company with an entity for which the executive officer does not continue in employment, the employment agreement shall be terminable by the executive officer upon 90 days' notice and one year's base salary shall be payable to the executive officer as a termination fee.

     Section 162(m) of the Code generally disallows an income tax deduction to public companies for compensation over $1.0 million paid in a year to any one of the chief executive officer or the four most highly compensated other executive officers, to the extent that this compensation is not "performance based" within the meaning of Section 162(m). As a result of this limitation, there can be no assurance that all of the compensation paid to the Company's executive officers in the future will be deductible.

STOCK OPTIONS

     In connection with the organization of the Company, the Company's Board of Directors and shareholders adopted two stock option plans (the "Plans"). Pursuant to the 1996 Director Stock Option Plan (the "Director Plan"), options to acquire a maximum of the greater of 150,000 shares or 2% of the number of shares of Common Stock then outstanding may be granted to directors of the Company. Pursuant to the 1996 Stock Option Plan, options to acquire a maximum of the greater of 650,000 shares of Common Stock or 8% of the number of shares of Common Stock then outstanding may be granted to executive officers, employees (including employees who are directors), independent contractors and consultants of the Company. Options to purchase 386,057 shares at exercise prices ranging from $19.00 per share to $25.25 per share are currently outstanding under the Plans, 254,800 of which are immediately exercisable.

     The Plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee was formed in January 1997. Prior to the formation of the Compensation Committee, the Board of Directors administered the Plans. The Compensation Committee determines which persons will receive options and the number of options to be granted to such persons. The Director Plan also provides for annual mandatory grants of options to directors. See "Compensation of Directors." The Compensation Committee will also interpret the provisions of the Plan and make all other determinations that it may deem necessary or advisable for the administration of the Plans.

     Pursuant to the Plans, the Company may grant Incentive Stock Options ("ISOs") as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended, (the "Code"), and Non-Qualified Stock Options ("NQSOs"), not intended to qualify under Section 422(b) of the Code. The price at which the Company's Common Stock may be purchased upon the exercise of options granted under the Plans will be required to be at least equal to the per share fair market value of the Common Stock on the date the particular options are granted. Options granted under the Plans may have maximum terms of not more than 10 years and are not transferable, except by will or the laws of descent and distribution. None of the ISOs under the Plans may be granted to an individual owning more than 10% of the total combined voting power of all classes of stock issued by the Company unless the purchase price of the Common Stock under such option is at least 110% of the fair market value of the shares issuable on exercise of the option determined as of the date the option is granted, and such option is not exercisable more than five years after the grant date.

     Generally, options granted under the Plans may remain outstanding and may be exercised at any time up to three months after the person to whom such options were granted is no longer employed or retained by the Company or serving on the Company's Board of Directors.

     Pursuant to the Plans, unless otherwise determined by the Compensation Committee, one-third of the options granted to an individual are exercisable upon grant, one-third are exercisable on the first anniversary of such grant and the final one-third are exercisable on the second anniversary of such grant. However, options granted under the Plans shall become immediately exercisable if the holder of such options is terminated by the Company or is no longer a director of the Company, as the case may be, subsequent to certain events which are deemed to be a "change in control" of the Company. A "change in control" of the Company generally is deemed to occur when (a) any person becomes the beneficial owner of or acquires voting control with respect to more than 20% of the Common Stock (or 35% if such person is a holder of Common Stock on the effective date of the Company's initial public offering); (b) a change occurs in the composition of a majority of the Company's Board of Directors during a two-year period, provided that a change with respect to a member of the Company's Board of Directors shall be deemed not to have occurred if the appointment of a member of the Company's Board of Directors is approved by a vote of at least 75% of the individuals who constitute the then existing Board of Directors; or (c) the Company's stockholders approve the sale of all or substantially all of the Company's assets.

     ISOs granted under the Plans subject to the restriction that the aggregate fair market value (determined as of the date of grant) of options which first become exercisable in any calendar year cannot exceed $100,000.

     The Plans provide for appropriate adjustments in the number and type of shares covered by the Plans and options granted thereunder in the event of any reorganization, merger, recapitalization or certain other transactions involving the Company.

PERFORMANCE GRAPH

     The following graph compares the total return on the Company's Common Stock with the cumulative total return on the Standard & Poor's ("S&P") 500 Index, the S&P Midcap 400 Index, the S&P SmallCap 800 Index, the Dow Jones Equity Market Index and a peer group index selected by the Company, for the period between the Company's initial public offering on June 27, 1996 and December 31, 1996.

     The peer group selected by the Company is comprised of the following companies: AAR Corp., Aviall, Inc., Banner Aerospace, Inc., Greenwich Air Services, Inc., UNC, Inc. and Kellstrom.

     These indices relate only to stock prices; they do not purport to afford direct comparison of the business or financial performance of the companies comprising such indices with the Company nor with each other.

              COMPARISON OF SIX MONTH CUMULATIVE TOTAL RETURN(1)





                               [GRAPHIC OMITTED]





                            CUMULATIVE TOTAL RETURN
                           --------------------------
                           JUNE 27,     DECEMBER 31,
                            1996           1996
                           ----------   -------------
AVIATION SALES COMPANY         100             108
PEER GROUP                     100             125
S & P 500                      100             112
S & P MIDCAP 400               100             109
S & P SMALLCAP 600             100             109
D J EQUITY MARKET              100             112

----------------

(1) Assumes $100 invested on June 27, 1996 in stock or on May 31, 1996 in index, including reinvestment of dividends, in the Company's Common Stock, S&P 500, S&P Midcap 400, S&P SmallCap 800, Dow Jones Equity Market and the companies comprising the peer group.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for making recommendations to the Board of Directors concerning executive compensation, including base salaries, bonuses and the bases for their award, stock option plans and other benefits. Each of the members of the Compensation Committee is an independent outside director of the Company. The Compensation Committee was formed in January 1997. Prior to formation of the Compensation Committee, the Board of Directors acted with respect to compensation matters.

     In determining compensation for the Company's senior executive officers, the Board has generally considered the overall performance of the Company during the prior fiscal year, the individual executive officer's contribution to the achieving of operating goals and business objectives and levels of compensation of companies similar in size and development to the Company.

     It is the Board's view that senior executives' interests should complement those of stockholders. Accordingly, a substantial portion of senior executive compensation above a base salary is intended to be provided through bonuses tied to certain indicators of Company performance and through the grant of stock options, thus creating incentives for executives to achieve long-term Company objectives and increase stockholder value.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 31, 1996, the Company did not have a Compensation Committee. In January 1997, the Board organized a Compensation Committee. During the past fiscal year, none of the Company's directors or executive officers served as a member of the compensation committee or similar committee of another entity, one of whose executive officers served on the Company's Board; served as a director of another entity, one of whose executive officers served on the Company's Board or served as a member of the compensation committee or similar committee of any other entity, one of whose executive officers served as a director of the Company.

COMPLIANCE WITH SECTION 16(A)

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the Company's fiscal year ended December 31, 1996 and any Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any written representations referred to in subparagraph (b)(2)(i) of Item 405 of Regulation S-K, except as set forth below, no person who at any time during the fiscal year ended December 31, 1996 was a Director, officer or, to the knowledge of the Company, a beneficial owner of more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis, as disclosed in Forms 3, 4 and 5, reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1995. James C. Stoecker and William H. Alderman, who became executive officers of the Company in fiscal year 1996, were late in the filing of a Form 3 during fiscal 1996.

                     VOTING SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of the Record Date, certain information regarding the Common Stock, owned of record or beneficially by (i) each person who owns beneficially more than 5% of the outstanding Common Stock; (ii) each of the Company's directors and named executive officers; and (iii) all directors and executive officers as a group. The address for each beneficial owner is c/o the Company, 6905 N.W. 25th Street, Miami, Florida.

                                                                            APPROXIMATE
                                                         SHARES              PERCENT
NAME                                              BENEFICIALLY OWNED(1)     OF CLASS
----                                              ---------------------     ------------
Robert Alpert(2)(8)    ........................          2,362,000              27.5
J/T Aviation Partners(3)  .....................          1,501,000              17.5
Tomen Corporation (3)(4)  .....................            750,500              8.75
JFSS(3)(4)    .................................            750,500              8.75
Dale S. Baker(5)(6)(8)    .....................            318,333               3.7
Harold M. Woody(5)(6)(8)  .....................            218,333               2.5
Timothy L. Watkins(7)(8)  .....................             15,000                 *
Kazutami Okui(7)(8)    ........................             15,000                 *
Sam Humphreys(8)    ...........................             15,000                 *
Michael A. Saso(5)(6)  ........................             78,333                 *
James D. Innella(5)(9)    .....................             83,333                 *
Joseph E. Civiletto(5)(10)   ..................             38,333                 *
All directors and executive officers as a group
  (11 persons)(7)(11)  ........................          3,419,798              39.2

----------------
*        Less than one percent

(1) Unless otherwise indicated, each person named in the table has the sole voting and investment power with respect to the shares beneficially owned.

(2) Shares are owned of record by three corporate entities controlled by Mr. Alpert.

(3) J/T Aviation Partners is a general partnership with three general partners. The ultimate beneficial owners of the partnership interests in J/T Aviation Partners are Tomen Corporation and JFSS.

(4) Reflects shares beneficially owned by virtue of its ultimate beneficial ownership of a general partnership interest in J/T Aviation Partners

(5) Shares shown as beneficially owned, except for currently exercisable options, are pledged to secure payment of the certain promissory notes representing the purchase price paid for their interest in the Company.

(6) Includes five-year options to purchase 3,333 shares at an option exercise price of $25.25 per share. Excludes five-year options to purchase 6,667 shares at an option exercise price of $25.25 per share, which options are not currently vested.

(7) Messrs. Watkins and Okui disclaim beneficial ownership of the shares owned by J/T Aviation Partners.

(8) Includes five-year options to purchase 10,000 shares at an option exercise price of $19.00 per share and five-year options to purchase 5,000 shares at an option exercise price of $24.38 per share.

(9) Includes (i) five-year options to purchase 1,666 shares at an option exercise price of $19.00 per share, and (ii) five-year options to purchase 6,667 shares at an option exercise price of $25.25 per share. Excludes (i) five-year options to purchase 3,334 shares at an option exercise price of $19.00 per share and (ii) five-year options to purchase 13,333 shares at an option exercise price of $25.25 per share, which options are not currently vested.

(10) Includes (i) five-year options to purchase 10,000 shares at an option exercise price of $19.00 per share and (ii) five-year options to purchase 3,333 shares at an option exercise price of $25.25 per share. Excludes five-year options to purchase 6,667 shares at an option exercise price of $25.25, which options are not currently vested.

(11) Includes (i) five-year options to purchase 96,666 shares at an option exercise price of $19.00 per share, (ii) five-year options to purchase 20,832 shares at an option exercise price of $25.25 per share and (iii) five-year options to purchase 30,000 shares at an option exercise price of $24.38 per share.

                              CERTAIN TRANSACTIONS

     As of December 2, 1994, the Company entered into a 20-year lease with Aviation Properties, a Delaware general partnership ("Aviation Properties"), pursuant to which the Company leases its corporate headquarters and warehouse in Miami, Florida (the "Miami Property"). The Company makes annual payments under such lease in the amount of approximately $892,990. The sole partners of Aviation Properties are (a) AVAC Corporation ("AVAC") and (b) J/T. The sole stockholder and president of AVAC is Robert Alpert, a principal stockholder and director of the Company. J/T is also a principal stockholder of the Company.

     In connection with Aviation Properties' purchase of the Miami Property, the Company and Aviation Properties entered into a loan agreement (the "Loan Agreement") whereby the Company made a $2,465,519 loan to Aviation Properties, which loan bears interest at 8% per annum, with principal and interest due in a single payment on December 2, 2004.

     As of December 2, 1994, the Company entered into a six-year lease with Aviation Properties of Texas, a Delaware general partnership ("AVTEX"), pursuant to which the Company leases a warehouse in Pearland, Texas. The Company make annual payments under such lease in the amount of $114,468. The sole partners of AVTEX are AVAC and J/T.

     The Company believes the terms of the Loan Agreement and the terms of the leases with Aviation Properties and AVTEX are no less favorable than could be obtained from an unaffiliated third party.

     The Company was obligated to pay a fee of $50,000 per quarter to an entity controlled by Mr. Alpert for consulting services. The Company's obligation to pay this fee expired at the end of February 1997. The Company believes the terms of the consulting agreement were no less favorable than could be obtained from an unaffiliated third party.

     At January 1, 1995, Messrs. Baker, Woody, Saso, Civiletto and Innella were granted options (the "Options") by the partners of ASC Acquisition Partners, L.P. d/b/a Aviation Sales Company (the "Partnership") (AVAC and J/T) to purchase an aggregate of 13.5% of the outstanding limited partnership interests in the Partnership for an exercise price greater than the fair market value of the interests in the Partnership at that date. At January 1, 1996, the Options were exercised in full by delivery to AVAC and J/T of full recourse promissory notes (the "Notes") in the aggregate principal amounts set forth below, representing the payment in full of the exercise price of the Options:

                                  LIMITED PARTNER'S
                               PERCENTAGE INTEREST IN
                                PARTNERSHIP ACQUIRED        PRINCIPAL AMOUNT
NAME                           UPON EXERCISE OF OPTIONS        OF NOTES
----                           ------------------------     -----------------
Dale S. Baker   ............                      6.0%         $638,678.75
Harold M. Woody    .........                      4.0%          425,785.83
James D. Innella   .........                      1.5%          159,669.69
Michael A. Saso    .........                      1.5%          159,669.69
Joseph E. Civiletto   ......                      0.5%           53,223.23

     Management's interests in the Partnership were subject to a first priority pledge to the lenders under the Company's revolving credit facility and a second priority pledge to AVAC and J/T to secure the repayment of their respective Notes. The Notes bear interest at the rate of 8.0% per annum, with principal and interest due and payable on the earlier of January 1, 2001 or from the net proceeds available upon the sale of any portion of the collateral securing the Notes. Immediately prior to the Company's initial public offering in June 1996, management contributed their interests in the Partnership to the Company in exchange for shares of the Common Stock. At such time, management pledged their shares of the Common Stock to secure the repayment of their respective Notes. The exercise price of the Options after giving effect to the exchange of Partnership interests for shares of Common Stock would effectively have been $2.13 per share.

     In July 1996, $10,160,250 of the net proceeds of the Company's initial public offering were used to pay subordinated indebtedness due to J/T in connection with the formation of the Company.

     On December 10, 1996 (effective November 30, 1996), the Company completed the acquisition of AvEng Trading Partners, Inc. for a purchase price equal to 400,000 shares of the Company's Common Stock. James C. Stoecker and his wife received 250,000 of the 400,000 share purchase price. Upon completion of the AvEng acquisition by the Company, James C. Stoecker became the Company's Senior Vice President, Engine Services.

PROPOSAL 1. ELECTION OF DIRECTORS

     At the Annual Meeting, two directors will be elected to serve on the Company's Board of Directors. The two directors will be elected to serve until the 2000 Annual Meeting of Stockholders (or until their successors are elected and qualified).

     It is intended that proxies will be voted for the following nominees for a three year term ending at the 2000 Annual Meeting of Stockholders: Kazutami Okui and Sam Humphreys. Brief biographies of each of the nominees for director are set forth under "Board of Directors" above.

     The affirmative vote of stockholders holding a majority of the Company's issued and outstanding Common Stock in attendance at the meeting, either in person or by proxy, is required to approve this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THOSE PERSONS NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS.


PROPOSAL 2. RATIFICATION OF AUDITORS

     The Board of Directors has approved the Company's engagement of the firm of Arthur Andersen LLP as the Company's independent auditors. Arthur Andersen LLP has served as the Company's independent auditors since 1992, and is familiar with the Company's business and management. The Board of Directors believes that Arthur Andersen LLP has the personnel, professional qualifications and independence necessary to act as the Company's independent auditors.

     Representatives of Arthur Andersen LLP are expected to appear at the Annual Meeting to make a statement, if they wish to do so, and to be available to answer appropriate questions from stockholders at that time.

     Although stockholder approval of the Company's auditors is not required, the Board of Directors is submitting such appointment to a vote of the Company's stockholders. Approval of this proposal will require the affirmative vote of a majority of the Company's issued and outstanding Common Stock in attendance at the meeting, voting in person or by proxy. In the event this proposal is not approved, management will reconsider its selection of Arthur Andersen LLP as independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.

                                 OTHER MATTERS

     The Board of Directors is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy-holders.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1998 Annual Meeting of Stockholders of the Company must be received by the Company not later than February 27, 1998 at its principal executive offices, 6905 N.W. 25th Street, Miami, Florida 33122, Attention: Secretary, for inclusion in the proxy statement and proxy relating to the 1998 Annual Meeting of Stockholders.

                            ADDITIONAL INFORMATION

     The Company will furnish without charge to any stockholder submitting a written request, the Company's Form 10-K Annual Report for 1996 filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. Such written request should be directed to the Company,
Attention: Secretary, at the address set forth above.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        Dale S. Baker, President,
                                        Chief Executive Officer and
                                        Chairman of the Board


August 19, 1997
Miami, Florida

                            AVIATION SALES COMPANY
                             6905 N.W. 25TH STREET
                             MIAMI, FLORIDA 33122

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Dale S. Baker and Joseph E. Civiletto, and each of them, with full power of substitution, proxies of the undersigned, to attend and vote all the shares of Common Stock, $0.001 par value per share, of Aviation Sales Company, a Delaware corporation (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at the Doral Golf Resort and Spa, 4400 N.W. 87th Avenue, Miami, Florida 33178 at 10:00 a.m., local time, on September 19, 1997, or any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present upon the matters referred to in this proxy.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSALS.

1.       PROPOSAL 1--Election of Directors.

   Election of the following persons as Directors of the Company:

                     Kazutami Okui          Sam Humphreys

     [ ] FOR ALL NOMINEES      [ ] WITHHOLD AUTHORITY
         except as indicated       to vote for all nominees

(INSTRUCTION: To withhold authority for an individual nominee, strike a line through that nominee's name in the list above.)

2. PROPOSAL 2--Ratification of Appointment of Arthur Andersen LLP as Independent Auditors

                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. PROPOSAL 3--To transact such other business as may properly come before the meeting.

                    [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

                          (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals as set forth herein.

     The undersigned acknowledges receipt of Notice of Annual Meeting of Stockholders dated August 19, 1997, and the accompanying Proxy Statement.

                                               Date:                      1997.
                                                    ----------------------

                                               --------------------------------
                                               Signature

                                               --------------------------------
                                               Name(s) (typed or printed)

                                               --------------------------------
                                               Address(es)

                                               Please sign exactly as name
                                               appears on this Proxy. When
                                               shares are held by joint
                                               tenants, both should sign. When
                                               signing as attorney, executor,
                                               administrator, trustee or
                                               guardian, please give full title
                                               as such. If a corporation,
                                               please sign in full corporate
                                               name by the President or other
                                               authorized officer. If a
                                               partnership, please sign in
                                               partnership name by authorized
                                               person.


          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
              USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.